UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - April 14, 2008

MYSTARU.COM, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	333-62236	35-2089848
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

9/F., Beijing Business World,
56 Dongxinglong Avenue, CW District, Beijing, China 100062
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code - (86) 10 6702 6968

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 14, 2008, Subaye.com, Inc. (“Subaye”), a Delaware corporation and majority owned subsidiary of MyStarU.com, Inc., filed a registration statement on Form S-1 (File no. 333-150226) with the Securities and Exchange Commission (the “Registration Statement”). The prospectus to the Registration Statement (the “Prospectus”) relates to 2,689,627 shares of common stock of Subaye (the “Shares”), which may be resold by 11 selling security holders named therein (the “Selling Security Holders”). The Selling Security Holders may offer to sell all or a portion of their Shares offered in the Prospectus from time to time once the Registration Statement is declared effective by the Securities and Exchange Commission.

Subaye’s common stock is not presently traded on any market or securities exchange, and Subaye has not applied for listing or quotation on any public market. Further, there is no assurance that Subaye’s common stock will ever trade on any market or securities exchange. Subaye will not receive any proceeds from the resale of the Shares being offered for sale by the Selling Security Holders.

Subaye is a leading provider of video sharing services, corporate branding videos, internet marketing services and internet video sharing services in China. Subaye’s platform consists of its website, Subaye.com and the Subaye Alliance network, which is its network of third-party websites. Subaye’s services are designed to enable internet users to find and view videos online. As of March 31, 2008, its video database consisted of over 46,233 profiles of corporate video showcases. These showcases offer a cost-effective venue for small to mid-size enterprises to advertise their products and services and establish and enhance their corporate brands. Subaye also provides its users with easy access to an index of over 1.2 million video clips, images and web pages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYSTARU.COM, INC.

Date: April 24, 2008	By:	/s/ Alan Lun
Alan Lun
Chief Executive Officer